Exhibit 99.1

For release: January 10, 2005, 6:00 am EST	Contact: Mark Rittenbaum

Greenbrier’s first quarter earnings grow 29% to $.35 per share on revenues of $218 million; backlog and new order pipeline remain strong; Company executes on strategic initiatives

     Lake Oswego, Oregon, January 10, 2005 –

     Highlights

•	Net earnings for the first quarter of fiscal 2005 were $5.4 million, or $.35 per diluted share, up 29% from the net earnings of $4.2 million, or $.28 per diluted share, for the first quarter of fiscal 2004.

•	Revenues for the first quarter grew to $218 million, up 61% from $135 million in the prior year’s first quarter.

•	New railcar deliveries for the quarter were 3,200 units, up 68% from 1,900 units for the first quarter of fiscal 2004.

•	New railcar manufacturing backlog in North America and Europe was 10,300 units valued at $620 million at November 30, 2004 compared with 11,500 units valued at $620 million at November 30, 2003.

•	Greenbrier now owns 100% of Gunderson-Concarril, the builder of freight cars in Mexico. In December 2004, the Company acquired Bombardier’s 50% interest in the joint venture. As previously announced, the Company anticipates the acquisition will be accretive to earnings per share in the second half of fiscal 2005, and will provide purchasing and manufacturing efficiencies, while improving the quality and price competitiveness of the Mexican facility.

•	The Company announced two long-term cooperation agreements with Chinese railcar manufacturer, Zhuzhou Rolling Stock Works (ZRSW) in December 2004. Greenbrier will expand its sourcing of Chinese manufactured parts and components for Greenbrier freight car products and expects to reduce its costs. The parties will also identify design and commercial collaboration opportunities in China and throughout the world.

     Financial Results:

     The Greenbrier Companies [NYSE:GBX] today reported net earnings of $5.4 million, or $.35 per diluted share, on revenues of $218 million for its first fiscal quarter ended November 30, 2004.

     William A. Furman, president and chief executive officer, said, “We continue to benefit from strong demand for our products and services. Greenbrier enjoys a high market share in the principal products it builds, and industry forecasts for 2005 indicate another strong year for new railcar orders. Our backlog also remains strong, and we continue to develop a strong pipeline of potential orders. The order cycle for double-stack railcars is expected to begin in spring and summer 2005, for fiscal 2006 production. Joint supply and planning meetings are now underway with major customers. Last year, Greenbrier received many of its orders in the late spring and summer.”

     Furman added, “At the beginning of the fiscal year, we set out on an ambitious agenda to grow our core businesses and to reduce costs through global sourcing efforts. We continue to make substantial progress on both these fronts and intend to maintain our focus on initiatives to grow our business profitably. Our Mexican joint venture, Gunderson-Concarril, did not meet our financial objectives during the quarter. We remain confident that with Gunderson-Concarril now under Greenbrier’s control, we can more effectively manage the operations. We anticipate significantly improved financial performance in Mexico, particularly starting in the second half of fiscal 2005.”

     Cash Flow, Liquidity, Deliveries:

     Mark Rittenbaum, senior vice president and treasurer, said, “We are on pace to deliver nearly 13,000 railcars in fiscal 2005, significantly exceeding last year’s record deliveries of 10,800 units. EBITDA for the quarter was $17.3 million, compared with $14.7 million in the prior comparable quarter. Although we experienced manufacturing margin compression for the quarter, compared with the prior comparable quarter, our manufacturing margin of 8.8% was in line with the margin for all of fiscal 2004 of 8.9%. In addition, our leasing and services segment continues to deliver strong cash flow and margins.”

     Rittenbaum added, “The increased usage of our revolving credit lines is consistent with increased working capital needs associated with operating at higher production rates. We remain very liquid, with unused lines of credit of $90 million.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 13 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 123,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

     The Greenbrier Companies will host a teleconference to discuss first quarter fiscal 2005 results. Teleconference details are as follows:

          Monday, January 10, 2005
          8:00 am Pacific Standard Time
          Phone #: 630-395-0143, Password: “Greenbrier”

          Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

          Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30,	August 31,
	2004	2004
Assets
Cash and cash equivalents	$16,305	$12,110
Restricted cash	1,195	1,085
Accounts and notes receivable	150,627	120,007
Inventories	126,115	113,122
Investment in direct finance leases	17,125	21,244
Equipment on operating leases	169,517	162,258
Property, plant and equipment	58,083	56,415
Other	21,179	22,512

	$560,146	$508,753

Liabilities and Stockholders’ Equity
Revolving notes	$44,723	$8,947
Accounts payable and accrued liabilities	177,448	178,550
Participation	37,513	37,107
Deferred revenue	8,708	2,550
Deferred income taxes	26,666	26,109
Notes payable	96,670	97,513

Subordinated debt	13,350	14,942

Subsidiary shares subject to mandatory redemption	3,746	3,746

Stockholders’ equity	151,322	139,289

	$560,146	$508,753

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2004	2003
Revenue
Manufacturing	$200,397	$117,303
Leasing & services	17,651	17,896

	218,048	135,199

Cost of revenue
Manufacturing	182,862	104,589
Leasing & services	10,380	10,837

	193,242	115,426

Margin	24,806	19,773

Other costs
Selling and administrative expense	12,072	10,060
Interest and foreign exchange	3,059	2,601

	15,131	12,661
Earnings before income taxes and equity in loss of unconsolidated subsidiaries	9,675	7,112

Income tax expense	(3,554)	(2,639)

Earnings before equity in loss of unconsolidated subsidiaries	6,121	4,473

Equity in loss of unconsolidated subsidiaries	(731)	(318)

Net earnings	$5,390	$4,155

Basic earnings per common share	$0.36	$0.29

Diluted earnings per common share	$0.35	$0.28

Weighted average common shares:
Basic	14,894	14,353
Diluted	15,504	14,890

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30
	2004	2003
Cash flows from operating activities:
Net earnings	$5,390	$4,155
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income taxes	845	2,988
Depreciation and amortization	5,285	5,297
Gain on sales of equipment	(86)	(146)
Other	10	757
Decrease (increase) in assets:
Accounts and notes receivable	(25,993)	(5,062)
Inventories	(5,863)	(14,657)
Other	2,299	1,349
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(10,426)	(12,183)
Participation	406	477
Deferred revenue	5,624	(1,887)

Net cash used in operating activities	(22,509)	(18,912)

Cash flows from investing activities:
Principal payments received under direct finance leases	1,832	2,857
Proceeds from sales of equipment	2,460	4,057
Investment in and advances to unconsolidated joint venture	(57)	(1,005)
Decrease (increase) in restricted cash	—	1,098
Capital expenditures	(12,395)	(9,615)

Net cash used in investing activities	(8,160)	(2,608)

Cash flows from financing activities:
Changes in revolving notes	34,363	183
Repayments of notes payable	(2,280)	(4,770)
Repayment of subordinated debt	(1,592)	(1,998)
Proceeds from exercise of stock options	174	535
Purchase of subsidiary shares subject to mandatory redemption	—	(968)

Net cash provided by (used in) financing activities	30,665	(7,018)

Effect of exchange rate change	4,199	3,266

Increase (decrease) in cash and cash equivalents	4,195	(25,272)

Cash and cash equivalents
Beginning of period	12,110	77,298

End of period	$16,305	$52,026

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA (1)
(In thousands, unaudited)

	Three Months Ended
	November 30
	2004	2003
Net cash used in operating activities	$(22,509)	$(18,912)
Changes in working capital	33,953	31,963
Deferred income taxes	(845)	(2,988)
Gain on sales of equipment	86	146
Other	(10)	(757)
Income tax expense	3,554	2,639
Interest and foreign exchange	3,059	2,601

EBITDA from operations	$17,288	$14,692

(1) “EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.